EXHIBIT 99.1

General Partner of Summit Midstream Partners, LP Announces Closing of Acquisition of Equity Interests in Ohio Gathering From Blackhawk Midstream
Dallas, Texas (January 28, 2014) - Summit Midstream Partners, LLC (“Summit Investments”), the privately held company that owns and controls the general partner of Summit Midstream Partners, LP (NYSE: SMLP), announced today that it has closed the acquisition of equity interests in Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C. (together, “Ohio Gathering”) from Blackhawk Midstream, LLC (“Blackhawk”), a joint venture between Gulfport Energy Corporation (“Gulfport”) and Wexford Capital LP.
The acquired equity interests from Blackhawk include an option to increase Summit Investments’ ownership interest in Ohio Gathering up to 40.0% at a price based on the capital invested by the owners at the time the option is exercised. Summit Investments expects to fully exercise this option in the second quarter of 2014. Upon exercise of the option, each of MarkWest Utica EMG, L.L.C. and MarkWest Utica EMG Condensate, L.L.C. will retain its respective 60.0% ownership interest in Ohio Gathering and will continue to operate and develop the gathering infrastructure. Summit Investments intends to offer all or a portion of its interest in Ohio Gathering to Summit Midstream Partners, LP following the exercise of the option and the subsequent development of the assets.
Ohio Gathering owns, operates and is developing significant midstream infrastructure in southeastern Ohio consisting of a liquids-rich natural gas gathering system, a dry natural gas gathering system and a condensate transportation, storage and stabilization facility in the core of the Utica Shale play. Ohio Gathering is supported by fee-based gathering agreements and acreage dedications from producer customers including Gulfport, Rex Energy Corporation and PDC Energy, Inc., which are actively developing Utica Shale positions throughout Harrison, Guernsey, Belmont, Noble and Monroe counties in Ohio. Ohio Gathering’s liquids rich gathering system serves as a critical inlet to MarkWest Utica EMG’s Cadiz and Seneca processing complexes, the largest integrated rich-gas processing and fractionation facilities in the Utica Shale.
Steve Newby, President and Chief Executive Officer of Summit Investments commented, “This announcement marks our first step to position Summit with an equity interest in a premier set of midstream assets located in the core of the Utica Shale. We intend to fully exercise our option and increase our equity interest in Ohio Gathering and maximize our exposure to this important and fast growing basin. We are excited to begin this joint venture partnership with MarkWest and The Energy & Minerals Group and we look forward to playing a role in expanding the infrastructure required to unlock the production potential of the Utica Shale.”
Summit Investments engaged Barclays Capital, Inc. to act as its financial advisor and Vinson & Elkins LLP to act as its legal advisor on the transaction.
Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of U.S. federal and other securities laws. Words and phrases such as "is anticipated," "is estimated," "is expected," "is planned," "is scheduled," "is targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the proposed acquisition of Ohio Gathering and subsequent option exercise are based on management's expectations, estimates and projections about the natural gas and NGL industries and markets and other factors on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to, the risks related to prevailing conditions and outlook in the natural gas and

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EXHIBIT 99.1

NGL industries and markets, acquisition and development risks, hazards and delays relating to the acquisition, development, and expansion of Ohio Gathering and the availability of financing on terms acceptable to Summit Investments related to the acquisition and development and any expansion of Ohio Gathering. In addition, any determination by Summit Investments to offer any interest in Ohio Gathering to Summit Midstream Partners, LP will be made in Summit Investment's sole discretion and will in any event be subject to a number of factors, including, but not limited to, the ability to reach agreement on acceptable terms, the approval of a conflicts committee of Summit Midstream Partners, LP (if appropriate), prevailing conditions and outlook in the natural gas and NGL industries and markets, and Summit Midstream Partners, LP's ability to obtain financing on acceptable terms, from the capital markets or other sources. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Summit Investments has no obligation to offer, and Summit Midstream Partners, LP has no right to acquire, any interest in Ohio Gathering or any other asset of Summit Investments. Summit Investments is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) owns a 71.6% limited partner interest in SMLP and owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various crude oil, natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale Play in North Dakota, the DJ Niobrara Shale Play in Colorado, the Uinta Basin in Utah, and the Piceance Basin in western Colorado. Summit Investments is also developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio under a joint venture agreement with affiliates of MarkWest Energy Partners, L.P. and The Energy & Minerals Group. Summit Investments is a privately held company owned by members of management, funds controlled by Energy Capital Partners II, LLC, and GE Energy Financial Services, Inc. and certain of its affiliates.
Summit Investments was formed in 2009 by members of management and funds controlled by Energy Capital Partners II, LLC. Together with its affiliates, Energy Capital Partners is a private equity firm with over $8 billion in capital commitments that is focused on investing in North America's energy infrastructure. In August 2011, Energy Capital Partners sold an interest in Summit Investments to GE Energy Financial Services. GE Energy Financial Services invests globally in essential, long-lived and capital-intensive energy assets.
INVESTOR CONTACT:
Summit Midstream Partners, LLC
Marc Stratton
Vice President and Treasurer
214-242-1966
ir@summitmidstream.com

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